Exhibit 99.1

Consolidated Communications Reports Transformational Second Quarter 2022 Results

●	Achieved net-positive, total consumer broadband connections for first time in seven years. Added a record 9,600 fiber subscribers and achieved 3x fiber subscriber growth year over year.
●	Built fiber to record 142,300 new locations, tripled the Company’s fiber passings in six quarters. Consolidated now passes over 800,000 locations with fiber becoming one of the largest fiber-to-the-home providers in the U.S. based on locations.

●	Subsequent to the end of the quarter, announced $490 million agreement to sell wireless investments to Verizon to support the Company’s fiber expansion plan and pivot to a pure-play fiber company.

●	Announced over $600 million in aggregate divestitures of non-core assets over the last year.

Note: Consolidated’s second quarter earnings conference call will be webcast on Aug. 2 at 8:30 am ET. The webcast and materials will be available on Consolidated’s Investor Relations website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 888-440-5977, conference ID 8956400.

MATTOON, Ill. – Aug. 2, 2022 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”), a top 10 fiber provider in the U.S., today reported results for the second quarter 2022.

“In the second quarter, we added a record 9,600 net fiber subscribers, a three-fold increase from a year ago, and achieved total consumer net positive broadband connections for the first time in over seven years,” said Bob Udell, president and chief executive officer at Consolidated Communications. “These important milestones demonstrate strong execution on our strategic priorities. Our Gig+ fiber network and Fidium product now reaches 30% of passings, an improvement from 10% at the start of 2021.”

“Additionally, we reached an agreement with Verizon Wireless to sell our interests in five limited partnerships for $490 million in the aggregate, which will provide additional liquidity to fund our fiber expansion plan and bring FttP to 70% of our addressable market by 2025.”

Second Quarter 2022 Highlights and Results (compared to Second Quarter 2021)

●	Revenue totaled $298.4 million, generating Adjusted EBITDA of $107.5 million.
●	Consumer fiber revenue grew 28.0%, driven by more than 3x consumer fiber net adds.
●	Commercial data services revenue was $57.1 million, up 0.4%.
●	Carrier data-transport revenue grew $2.3 million or 6.8% aided by a $3.1 million one-time fiber build project.
●	Commercial other revenue increased $2.2 million driven primarily by higher equipment sales.
●	Subsidy revenue was $6.5 million, a decline of $10.9 million, primarily reflecting the transition to the Rural Digital Opportunity Fund (RDOF).

●	Total committed capital expenditures were $179.1 million driven by a record 142,300 fiber upgrades in the second quarter, which included acceleration of 40,000 fiber upgrades and preconstruction for future quarter fiber builds mitigating inflationary pressures.
●	Operating expenses were $211.4 million, down $2.9 million from a year ago. The primary drivers were a $4.8 million decline in video programming expense, a $3.0 million reduction in Universal Services Fees offset by $2.1 increase in fuel and travel expenses combined with one-time cost of $2.2 million related to the fiber build project sale previously noted.

Income from operations totaled $14.4 million, down from $30.0 million a year ago. The year-over-year decrease was primarily the result of a revenue decline of $22.0 million offset by lower operating expenses of $2.9 million and a decline in depreciation and amortization expense of $3.5 million.

Net interest expense was $30.2 million, a decrease of $15.3 million compared to a year ago, primarily as a result of non-cash interest of $10.9 million on the Searchlight note, which was converted to perpetual preferred stock in conjunction with the second stage closing of the Searchlight investment in December 2021. The remaining reduction in interest expense was primarily the result of the maturity of an interest swap agreement in July 2021.

Cash distributions from the Company’s wireless partnerships totaled $11.3 million, compared to $12.7 million a year ago.

GAAP net loss was ($1.5 million) compared to a net loss of ($55.1 million) for the same period a year ago. GAAP net loss per share was ($0.10) compared to a net loss of ($0.71) in the prior year. Adjusted diluted net income per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.01 compared to $0.09 a year ago.

Adjusted EBITDA was $107.5 million, compared to $126.7 million in the prior year.

Sale of Investments in Wireless Partnerships

The Company announced the sale of its limited partnership interests in five wireless partnerships to Cellco Partnership, d/b/a Verizon Wireless, for an aggregate price of $490 million. The sale transactions are expected to close by the end of 2022, subject to certain closing conditions and third-party purchase rights available to other partners in the partnership. The Company expects to use the net proceeds from the sale to support its fiber expansion plan.

2022 Outlook

“We are updating our 2022 outlook for adjusted EBITDA as a result of accelerated legacy revenue declines, inflationary pressures on utilities and fuel, and the timing of cash distributions from the sale of our wireless investments,” said Steve Childers, chief financial officer at Consolidated Communications. “Our updated capex outlook reflects primarily the pre-work associated with fiber expansion for 2023 and some inflationary cost pressures.”

Consolidated Communications provides updated guidance for the full-year 2022.

●	Adjusted EBITDA is expected to be in a range of $400 million to $410 million. Previous outlook was $410 million to $425 million.
●	Capital expenditures are expected to be in a range of $565 million to $585 million. Previous outlook was $475 million to $495 million.
●	Cash interest expense is expected to be in a range of $125 million to $129 million. Previous outlook was $123 million to $127 million.
●	Cash income taxes are expected to be in a range of $12 million to $17 million, an increase from previous outlook of $2 million to $4 million as a result of the estimated incremental state income taxes associated with the sale of the wireless investments.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is dedicated to moving people, businesses and communities forward by delivering the latest reliable communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning 50,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to help investors understand how we measure leverage and facilitate comparisons by investors, security analysts and others. This ratio differs in certain respects from the similar ratio used in our credit agreement against comparable measures of certain other companies in our industry. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. In addition, the ratio of total net debt to last 12-month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Searchlight Capital Partners, L.P. or our refinancing of outstanding debt, including our senior secured credit facilities, or of the proposed sales of the limited partnership interests will not be realized; the ability to meet closing conditions to the proposed sales of the limited partnership interests on a timely basis or at all; the anticipated use of proceeds of the strategic investment or the proposed sales of the limited partnership interests; the outcome of any legal proceedings that may be instituted against the Company or its directors; economic and financial market conditions generally and economic conditions in our service areas; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of or failure to consummate acquisitions or dispositions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; risks associated with discontinuing paying dividends on our common stock; and the potential for the rights of our series A preferred stock to negatively impact our cash flow. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission (“SEC”), including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Investor and Media Contact

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com

Tag: [Consolidated-Communications-Earnings]

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Consolidated Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$18,019	$99,635
Short-term investments	25,005	110,801
Accounts receivable, net	117,479	133,362
Income tax receivable	2,733	1,134
Prepaid expenses and other current assets	56,928	56,831
Assets held for sale	95,922	26,052
Total current assets	316,086	427,815

Property, plant and equipment, net	2,101,127	2,019,444
Investments	107,514	109,578
Goodwill	929,570	1,013,243
Customer relationships, net	58,514	73,939
Other intangible assets	10,557	10,557
Other assets	62,349	58,116
Total assets	$3,585,717	$3,712,692

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,761	$40,953
Advance billings and customer deposits	48,097	53,028
Accrued compensation	64,949	68,272
Accrued interest	17,902	17,819
Accrued expense	92,397	97,417
Current portion of long-term debt and finance lease obligations	9,539	7,959
Liabilities held for sale	4,856	97
Total current liabilities	296,501	285,545

Long-term debt and finance lease obligations	2,124,001	2,118,853
Deferred income taxes	186,183	194,458
Pension and other post-retirement obligations	195,587	214,671
Other long-term liabilities	49,132	62,789
Total liabilities	2,851,404	2,876,316

Series A Preferred Stock, par value $0.01 per share; 10,000,000 shares authorized, 436,943 and 434,266 shares outstanding as of June 30, 2022 and December 31, 2021, respectively; liquidation preference of $456,343 and $436,943 as of June 30, 2022 and December 31, 2021, respectively	307,976	288,576

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 shares authorized, 115,395,668 and 113,647,364 shares outstanding as of June 30, 2022 and December 31, 2021, respectively	1,154	1,137
Additional paid-in capital	726,247	740,746
Accumulated deficit	(258,978)	(141,599)
Accumulated other comprehensive loss, net	(49,491)	(59,571)
Noncontrolling interest	7,405	7,087
Total shareholders' equity	426,337	547,800
Total liabilities, mezzanine equity and shareholders' equity	$3,585,717	$3,712,692

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net revenues	$298,390	$320,403	$598,668	$645,169
Operating expenses:
Cost of services and products	135,888	145,311	271,783	289,290
Selling, general and administrative expenses	75,510	68,998	148,795	135,848
Loss on impairment of assets held for sale	—	—	126,490	—
Depreciation and amortization	72,543	76,079	144,893	151,690
Income (loss) from operations	14,449	30,015	(93,293)	68,341
Other income (expense):
Interest expense, net of interest income	(30,156)	(45,431)	(59,671)	(93,846)
Loss on extinguishment of debt	—	(5,121)	—	(17,101)
Change in fair value of contingent payment rights	—	(39,826)	—	(97,414)
Other income, net	12,920	10,687	24,325	22,961
Loss before income taxes	(2,787)	(49,676)	(128,639)	(117,059)
Income tax expense (benefit)	(1,275)	5,413	(11,578)	113
Net loss	(1,512)	(55,089)	(117,061)	(117,172)
Less: dividends on Series A preferred stock	9,802	—	19,400	—
Less: net income attributable to noncontrolling interest	203	267	318	283

Net loss attributable to common shareholders	$(11,517)	$(55,356)	$(136,779)	$(117,455)

Net loss per basic and diluted common shares attributable to common shareholders	$(0.10)	$(0.71)	$(1.22)	$(1.51)

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
OPERATING ACTIVITIES
Net loss	$(1,512)	$(55,089)	$(117,061)	$(117,172)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,543	76,079	144,893	151,690
Cash distributions from wireless partnerships in excess of earnings	1,508	1,227	1,661	1,238
Pension and post-retirement contributions in excess of expense	(9,819)	(9,443)	(19,161)	(18,213)
Non-cash, stock-based compensation	2,833	2,493	5,032	3,943
Amortization of deferred financing costs and discounts	1,824	4,366	3,626	8,649
Non-cash interest expense on convertible security interest	—	8,229	—	16,104
Loss on extinguishment of debt	—	5,121	—	17,101
Loss on change in fair value of contingent payment rights	—	39,826	—	97,414
Loss on impairment of assets held for sale	—	—	126,490	—
Other adjustments, net	(207)	4,099	(396)	3,731
Changes in operating assets and liabilities, net	(7,225)	10,433	(3,579)	21,346
Net cash provided by operating activities	59,945	87,341	141,505	185,831
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(176,434)	(119,236)	(332,914)	(195,196)
Purchase of investments	—	(89,967)	(39,959)	(89,967)
Proceeds from sale of assets	1,720	65	1,794	89
Proceeds from business dispositions	—	—	26,042	—
Proceeds from sale and maturity of investments	60,800	—	126,554	1,198
Net cash used in investing activities	(113,914)	(209,138)	(218,483)	(283,876)
FINANCING ACTIVITIES
Proceeds from bond offering	—	—	—	400,000
Proceeds from issuance of long-term debt	—	—	—	150,000
Payment of finance lease obligations	(2,183)	(1,338)	(4,524)	(2,936)
Payment on long-term debt	—	—	—	(397,000)
Payment of financing costs	—	(2,693)	—	(8,266)
Share repurchases for minimum tax withholding	—	—	(114)	—
Net cash provided by (used in) financing activities	(2,183)	(4,031)	(4,638)	141,798
Net change in cash and cash equivalents	(56,152)	(125,828)	(81,616)	43,753
Cash and cash equivalents at beginning of period	74,171	325,142	99,635	155,561
Cash and cash equivalents at end of period	$18,019	$199,314	$18,019	$199,314

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Consumer:
Broadband (Data and VoIP)	$67,592	$67,981	$133,503	$133,736
Voice services	36,643	40,173	74,095	80,593
Video services	14,359	16,799	28,725	33,580
	118,594	124,953	236,323	247,909
Commercial:
Data services (includes VoIP)	57,113	56,871	115,008	113,942
Voice services	35,775	39,065	72,114	78,818
Other	11,287	9,091	22,847	18,419
	104,175	105,027	209,969	211,179
Carrier:
Data and transport services	36,263	33,942	69,748	67,219
Voice services	3,718	4,396	7,570	8,922
Other	354	395	745	786
	40,335	38,733	78,063	76,927

Subsidies	6,534	17,465	13,117	34,804
Network access	24,846	31,115	51,059	62,718
Other products and services	3,906	3,110	10,137	11,632
Total operating revenue	$298,390	$320,403	$598,668	$645,169

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Consumer:
Broadband (Data and VoIP)	$67,592	$65,911	$66,983	$68,604	$67,981
Voice services	36,643	37,452	39,518	40,587	40,173
Video services	14,359	14,366	15,371	16,163	16,799
	118,594	117,729	121,872	125,354	124,953
Commercial:
Data services (includes VoIP)	57,113	57,895	57,444	57,545	56,871
Voice services	35,775	36,339	37,303	38,446	39,065
Other	11,287	11,560	11,408	10,205	9,091
	104,175	105,794	106,155	106,196	105,027
Carrier:
Data and transport services	36,263	33,485	32,659	33,556	33,942
Voice services	3,718	3,852	4,088	4,173	4,396
Other	354	391	431	375	395
	40,335	37,728	37,178	38,104	38,733

Subsidies	6,534	6,583	17,671	17,264	17,465
Network access	24,846	26,213	27,846	29,923	31,115
Other products and services	3,906	6,231	7,758	1,743	3,110
Total operating revenue	$298,390	$300,278	$318,480	$318,584	$320,403

Consolidated Communications Holdings, Inc.

Schedule of Adjusted EBITDA Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net loss	$(1,512)	$(55,089)	$(117,061)	$(117,172)
Add (subtract):
Income tax expense (benefit)	(1,275)	5,413	(11,578)	113
Interest expense, net	30,156	45,431	59,671	93,846
Depreciation and amortization	72,543	76,079	144,893	151,690
EBITDA	99,912	71,834	75,925	128,477

Adjustments to EBITDA (1):
Other, net (2)	6,326	8,748	11,836	10,436
Investment income (accrual basis)	(9,903)	(11,439)	(18,152)	(20,995)
Investment distributions (cash basis)	11,329	12,656	19,545	22,033
Pension/OPEB benefit	(2,964)	(2,542)	(5,947)	(5,083)
Loss on extinguishment of debt	—	5,121	—	17,101
Loss on impairment	—	—	126,490	—
Change in fair value of contingent payment right	—	39,826	—	97,414
Non-cash compensation (3)	2,833	2,493	5,032	3,943
Adjusted EBITDA	$107,533	$126,697	$214,729	$253,326

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Reconciliation of Net Loss to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Year Ended
	December 31, 2022
	Range
	Low	High
Net loss	$(151)	$(138)
Add:
Income tax benefit	(15)	(14)
Interest expense, net	125	122
Depreciation and amortization	293	290
EBITDA	252	260

Adjustments to EBITDA (1):
Other, net (2)	23	25
Loss on impairment	126	126
Pension/OPEB benefit	(11)	(11)
Non-cash compensation (3)	10	10
Adjusted EBITDA	$400	$410

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

June 30,
2022
Summary of Outstanding Debt:
Term loans, net of discount $9,513	$990,362
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	28,092
Total debt as of June 30, 2022	2,168,454
Less deferred debt issuance costs	(34,914)
Less cash on hand	(43,024)
Total net debt as of June 30, 2022	$2,090,516

Adjusted EBITDA for the 12 months ended June 30, 2022	$468,265

Total Net Debt to last 12 months Adjusted EBITDA	4.46x

Consolidated Communications Holdings, Inc.

Adjusted Net Income and Net Income Per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net loss	$(1,512)	$(55,089)	$(117,061)	$(117,172)
Integration and severance related costs, net of tax	802	508	1,604	1,678
Loss on impairment of assets held for sale	—	—	126,490	—
Loss on disposition of wireless spectrum licenses, net of tax	—	2,641	—	2,641
Loss on disposition of fixed wireless, net of tax	—	3,085	—	3,085
Loss on extinguishment of debt, net of tax	—	3,785	—	12,639
Change in fair value of contingent payment rights	—	39,826	—	97,414
Non-cash interest expense for Searchlight note including amortization of discount and fees	—	10,861	—	21,062
Non-cash interest expense for swaps, net of tax	(310)	(237)	(605)	(421)
Tax impact of non-deductible goodwill	(392)	—	(11,205)	—
Non-cash stock compensation, net of tax	2,094	1,843	3,720	2,914
Adjusted net income	$683	$7,223	$2,944	$23,840

Weighted average number of shares outstanding	111,697	78,029	111,694	78,029
Adjusted diluted net income per share	$0.01	$0.09	$0.03	$0.31

Notes:

Calculations above assume a 26.07% effective tax rate for the quarter and six months ended June 30, 2022 and 26.10% effective tax rate for the quarter and six months ended June 30, 2021.

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Passings
Fiber Gig+ capable passings
Northern New England	451,414	341,010	291,921	217,660	168,165
All other markets	380,365	348,396	313,789	276,500	228,958
Total Fiber Gig+ capable (1)	831,779	689,406	605,710	494,160	397,123

DSL/Copper passings (2)
Northern New England	1,284,786	1,395,190	1,444,279	1,518,540	1,568,035
All other markets	635,428	663,835	702,098	737,016	779,781
Total DSL/Copper (2)	1,920,214	2,059,025	2,146,377	2,255,556	2,347,816
Total Passings	2,751,993	2,748,431	2,752,087	2,749,716	2,744,939
% Fiber Gig+ Coverage/Total Passings	30%	25%	22%	18%	14%

Consumer Broadband Connections
Fiber Gig+ capable
Northern New England	31,050	24,882	20,032	17,288	14,927
All other markets	72,405	68,930	66,090	64,251	62,594
Total Fiber Gig+ capable connections	103,455	93,812	86,122	81,539	77,521

DSL/Copper (2)
Northern New England	126,475	131,763	136,140	140,893	144,057
All other markets	151,283	154,575	162,302	168,229	171,902
Total DSL/Copper connections (2)	277,758	286,338	298,442	309,122	315,959
Total Consumer Broadband Connections	381,213	380,150	384,564	390,661	393,480

Consumer Broadband Net Adds
Northern New England	880	473	(2,009)	(803)	(1,887)
All other markets (2)	183	(1,327)	(4,088)	(2,016)	(2,635)
Total Consumer Broadband Net Adds	1,063	(854)	(6,097)	(2,819)	(4,522)

Consumer Broadband Penetration %
Fiber Gig+ capable
Northern New England	7%	7%	7%	8%	9%
All other markets	19%	20%	21%	23%	27%
Total Fiber Gig+ capable	12%	14%	14%	17%	20%

DSL/Copper (2)
Northern New England	10%	9%	9%	9%	9%
All other markets	24%	23%	23%	23%	22%
Total DSL/Copper (2)	14%	14%	14%	14%	13%
Total Consumer Broadband Penetration %	14%	14%	14%	14%	14%

Consumer Broadband Revenue by Service Type ($ in thousands)
Fiber Broadband Revenue	$19,218	$17,241	$16,152	$15,423	$15,013
Copper and Other Broadband Revenue	48,374	48,670	50,831	53,181	52,968
Total Consumer Broadband Revenue by Service Type	$67,592	$65,911	$66,983	$68,604	$67,981

Consumer Average Revenue Per Unit (ARPU)
Fiber Broadband ARPU	$64.95	$63.88	$64.22	$64.64	$65.83
Copper Broadband ARPU	$52.36	$50.78	$50.65	$51.32	$49.92

Consumer Voice Connections	306,458	316,634	328,849	341,135	352,835

Video Connections	55,225	58,812	63,447	66,971	70,795

Fiber route network miles (long-haul, metro and FttP)	56,093	54,239	52,402	50,405	48,727

On-net buildings	15,618	15,446	14,891	14,625	14,253

Notes:

(1)	In Q1 2021, the Company launched a multi-year fiber build plan to upgrade 1.6 million passings by 2025 or 70% of our service area to fiber Gig+ capable services by 2025. As of June 30, 2022, 226,000 of the target 400,000 passings for 2022 were upgraded to FttP and total fiber passings were ~832,000 or 30% of the Company's service area.
(2)	The sale of the non-core Ohio operations resulted in a reduction of approximately 5,658 DSL/Copper passings and 3,560 DSL/Copper broadband connections in the first quarter of 2022. Prior period amounts have not been adjusted to reflect the sale.

As of March 31, 2022, the net assets of our Kansas City operations are classified as held for sale. The Kansas City operations, which are included in All other markets above, include approximately 137,000 passings and approximately 10% consumer broadband penetration. Amounts above have not been adjusted to reflect the pending sale.